
                                                                                                                 EXHIBIT 12.b
                          SALOMON INC AND SUBSIDIARIES
                  Calculation of Ratio of Earnings to Combined
                      Fixed Charges and Preferred Dividends
                                   (Unaudited)

                                                                            Nine
                                                                          Months
                                                                           Ended
                                                                      September 30,            Years Ended December 31,
                                                                  ---------------------------------------------------------------
Dollars in millions                                                  1997          1996      1995      1994       1993      1992
---------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations:
 Income (loss) from continuing operations before income taxes
   and cumulative effect of change in accounting principles     $        951  $   1,610  $    799  $   (849) $   1,511 $   1,103
 Add fixed charges (see below)                                         3,967      4,711     5,786     4,898      4,625     4,347
 Other adjustments                                                         0          1         0         0         22        20
                                                                  -----------   --------   -------   -------   --------  --------
Earnings as defined                                             $      4,918  $   6,322  $  6,585  $  4,049  $   6,158 $   5,470
                                                                  ===========   ========   =======   =======   ========  ========


Fixed charges from continuing operations and
 preferred dividends:
  Interest expense                                              $      3,944  $   4,679  $  5,754  $  4,873  $   4,581 $   4,299
  Other adjustments                                                       23         32        32        25         44        48
                                                                  -----------   --------   -------   -------   --------  --------
Fixed charges from continuing operations as defined                    3,967      4,711     5,786     4,898      4,625     4,347
Preferred stock dividends (tax equivalent basis)                          73        111       106       129         83       131
                                                                  -----------   --------   -------   -------   --------  --------
Combined fixed charges and preferred dividends                  $      4,040  $   4,822  $  5,892  $  5,027  $   4,708 $   4,478
                                                                  ===========   ========   =======   =======   ========  ========

Ratio of earnings to combined fixed charges
  and preferred dividends                                               1.22       1.31      1.12      0.81 *     1.31      1.22
                                                                  ===========   ========   =======   =======   ========  ========

NOTES:
The ratio of earnings to combined fixed charges from continuing operations and preferred dividends was calculated by dividing the sum of combined fixed charges and tax equivalent preferred dividends into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

The preferred stock dividend amounts represent the pretax earnings necessary to cover preferred dividends after adjusting for the effects of interest rate swaps, which effectively convert these fixed rate obligations into variable rate obligations.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges, including preferred dividends. The amount by which fixed charges, including preferred dividends, exceeded earnings as defined for the year ended December 31, 1994 was $978 million.

